As filed with the Securities and Exchange Commission on April 15, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OVERLAND STORAGE, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	95-3535285
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Boulevard

San Diego, California 92123

(Address, Including Zip Code, of Principal Executive Offices)

Overland Storage, Inc. 2009 Equity Incentive Plan

Inducement Stock Option Grant to Geoff Barrall, dated March 11, 2010

Inducement Stock Option Grant to Martin Lynch, dated March 13, 2011

(Full Title of the Plan)

Eric L. Kelly

Chief Executive Officer

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, California 92123

(858) 571-5555

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Warren T. Lazarow, Esq.

Paul Sieben, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, no par value, issuable under the 2009 Equity Incentive Plan	3,276,149(1)(2) shares	$2.53(3)	$8,288,657(3)	$963(3)
Common Stock, no par value, issuable under the Inducement Stock Option Grant to Geoff Barrall	218,356(1)(2) shares	$2.12(3)	$462,915(3)	$54(3)
Common Stock, no par value, issuable under the Inducement Stock Option Grant to Martin Lynch	218,356(1)(2) shares	$1.70(3)	$371,206(3)	$43(3)
TOTAL	3,712,861(1)(2) shares		$9,122,778(3)	$1,060(3)

(1)

This Registration Statement covers, in addition to the number of shares of common stock, no par value (the “Common Stock”), of Overland Storage, Inc., a California corporation (the “Company” or the “Registrant”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the (i) Overland Storage, Inc. 2009 Equity Incentive Plan (the “Plan”) and (ii) the Inducement Stock Option Grant to Geoff Barrall, dated March 11, 2010 and the Inducement Stock Option Grant to Martin Lynch, dated March 13, 2011 (together, the “Inducement Grants”), as a result of one or more adjustments under the Plan and the Inducement Grants to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Each share of Common Stock is accompanied by a common stock purchase right pursuant to the Shareholder Rights Agreement, dated August 22, 2005 and as subsequently amended, between the Company and Wells Fargo Bank, N.A., as Rights Agent.

(3)

Pursuant to Securities Act Rule 457(h), (i) the maximum offering price, per share and in the aggregate, and the registration fee with respect to the Plan were calculated based upon the average of the high and low sales prices of the Common Stock on April 13, 2011, as quoted on The Nasdaq Capital Market, and (ii) the maximum offering price, per share and in the aggregate, and the registration fee with respect to each of the Inducement Grants was calculated based on the exercise price per share of Common Stock underlying that particular Inducement Grant.

The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended June 27, 2010, filed with the Commission on September 24, 2010, as amended by Form 10-K/A filed with the Commission on October 25, 2010 (Commission File No. 000-22071);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended October 3, 2010 and January 2, 2011, filed with the Commission on November 12, 2010 and February 16, 2011, respectively (each, Commission File No. 000-22071);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on July 8, 2010, November 17, 2010 (with respect to Item 1.01 only), November 22, 2010, December 28, 2010, January 21, 2011, March 22, 2011 (with respect to Items 1.01, 3.02 and 3.03 only), April 12, 2011 and April 14, 2011 (each, Commission File No. 000-22071);

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on January 29, 1997 (Commission File No. 000-22071), and any other amendment or report filed for the purpose of updating such description; and

(e)	The description of the Company’s Common Stock Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on August 26, 2005 (Commission File No. 000-22071), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 317 of the California General Corporation Law (“CGCL”) provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws implement the applicable statutory framework by limiting the personal liability of executive officers and directors for monetary damages for a breach of their fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL.

The Registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The Registrant pays the premiums for such insurance.

Pursuant to separate indemnification agreements with the Registrant, each executive officer and director of the Registrant is indemnified against all liabilities relating to his or her position as an executive officer or director of the Registrant, to the fullest extent permitted under applicable law.

The Registrant may also enter into indemnification agreements with underwriters or agents providing that the underwriters or agents, as applicable, have to indemnify and hold harmless the Registrant, its directors, each officer who signed the registration statement and any person who controls the Registrant within the meaning of the Securities Act, from and against certain civil liabilities, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 15, 2011.

OVERLAND STORAGE, INC.

By:	/s/ Eric L. Kelly
Eric L. Kelly
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eric L. Kelly and Kurt L. Kalbfleisch, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric L. Kelly Eric L. Kelly	President, Chief Executive Officer and Director (Principal Executive Officer)	April 15, 2011

/s/ Kurt L. Kalbfleisch Kurt L. Kalbfleisch	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 15, 2011

/s/ Scott McClendon Scott McClendon	Chairman of the Board	April 15, 2011

Signature	Title	Date

/s/ Robert A. Degan Robert A. Degan	Director	April 15, 2011

/s/ Nora Denzel Nora Denzel	Director	April 15, 2011

/s/ Joseph A. De Perio Joseph A. De Perio	Director	April 15, 2011

/s/ Shmuel Shottan Shmuel Shottan	Director	April 15, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Overland Storage, Inc. 2009 Equity Incentive Plan. (Filed as Exhibit 10.47 to Amendment No. 1 to the Company’s Annual Report for its fiscal year ended June 27, 2010, filed with the Commission on Form 10-K/A on October 25, 2010 (Commission File No. 000-22071) and incorporated herein by this reference.)

4.2	Form of Stock Option Agreement for Inducement Options granted to executive officers. (Filed as Exhibit 10.49 to the Company’s Annual Report on Form 10-K filed with the Commission on September 9, 2009 (Commission File No. 000-22071) and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of Moss Adams LLP (consent of independent registered public accounting firm).

23.2	Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm).

23.3	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).